As filed with the Securities and Exchange Commission on June 10, 2002
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

8X8, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0142404
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2445 Mission College Blvd.
Santa Clara, CA    95054
(408) 727-1885
(Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

1996 STOCK PLAN
1996 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

BRYAN R. MARTIN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
8X8, INC.
2445 MISSION COLLEGE BLVD.
SANTA CLARA, CA 95054
(408) 727-1885
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

JOHN T. SHERIDAN, ESQ.
WILSON, SONSINI, GOODRICH & ROSATI
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
PALO ALTO, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE
TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value	1,416,589	$0.635	$899,534.02	$82.76

  Includes 1,000,000 shares to be registered under the 1996 Stock Plan and 416,589 shares to be registered under the 1996 Employee Stock Purchase Plan.

  This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Registrant's 1996 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock.

  The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act, and, in part, pursuant to Rule 457(c) under the Securities Act. With respect to (i) 1,000,000 shares of Common Stock available for future grant under the 1996 Stock Plan and (ii) 416,589 shares of Common Stock available for future grant under the 1996 Employee Stock Purchase Plan, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average between the high and low prices reported in the Nasdaq National Market on June 5, 2002, which average was $0.635. The number referenced above in the table entitled "Proposed Maximum Offering Price per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).

8x8, Inc.

REGISTRATION STATEMENT ON FORM S-8

PART II

Item 3. Incorporation of Documents by Reference.

8x8, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

  The Registrant's Annual Report on Form 10-K for the year ended March 31, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No.000-21783) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

The 8x8, Inc. documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. 8x8, Inc.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 9 of the Registrant's Restated Certificate of Incorporation and Article 6.1 of the Bylaws of the Registrant provide for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant has entered into agreements with its officers and directors which require the Registrant to indemnify its officers and directors to the maximum extent permitted under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.2 *	1996 Stock Plan, as amended, and Form of Stock Option Agreement thereunder
10.3 **	1996 Employee Stock Purchase Plan, as amended, and Form of Subscription Agreement thereunder
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4)

* Incorporated by reference to exhibit 4.1 filed in response to Item 8, "Exhibits," of the Registrant's Registration Statement on Form S-8 (File No. 333-49410) dated November 7, 2000.

**Incorporated by reference to exhibit 10.3 filed in response to Item 8, "Exhibits," of the Registrant's Registration Statement on Form S-8 (File No. 333-50519) dated April 20, 1998.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Santa Clara, State of California, on June 10, 2002.

8X8, INC. By: /s/ BRYAN R. MARTIN Bryan R. Martin PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan R. Martin and David M. Stoll jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ BRYAN R. MARTIN Bryan R. Martin	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2002
/s/ DAVID M. STOLL David M. Stoll	Chief Financial Officer, Vice President, Finance and Secretary (Principal Financial and Accounting Officer)	June 10, 2002
/s/ JOE PARKINSON Joe Parkinson	Chairman of the Board	June 10, 2002
/s/ ____________________ Bernd Girod	Director
/s/ GUY L. HECKER JR. Guy L. Hecker, Jr.	Director	June 10, 2002
/s/ CHRISTOS LAGOMICHOS Christos Lagomichos	Director	June 10, 2002
/s/ WILLIAM TAI William Tai	Director	June 10, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.2 *	1996 Stock Plan, as amended, and Form of Stock Option Agreement thereunder
10.3 **	1996 Employee Stock Purchase Plan, as amended, and Form of Subscription Agreement thereunder
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4)

* Incorporated by reference to exhibit 4.1 filed in response to Item 8, "Exhibits," of the Registrant's Registration Statement on Form S-8 (File No. 333-49410) dated November 7, 2000.

**Incorporated by reference to exhibit 10.3 filed in response to Item 8, "Exhibits," of the Registrant's Registration Statement on Form S-8 (File No. 333-50519) dated April 20, 1998.